Exhibit 99-B.8.25

                                SERVICE AGREEMENT

     AGREEMENT, effective as of May 1, 1999, between Mitchell Hutchins Asset Management, Inc. (the "Adviser"), a Delaware corporation, and Aetna Life Insurance and Annuity Company (the "Company"), a Connecticut corporation, for the provision of described certain services by the Company in connection with the sale of shares of the Mitchell Hutchins Series Trust (the "Fund") as described in the Fund Participation Agreement dated May 1, 1999, between the Company, the Fund and the Adviser (the "Fund Participation Agreement").

In consideration of their mutual promises, the Adviser and the Company agree as follows:

1.   The Company agrees to provide the following services to the Adviser:

(a) responding to inquiries from owners of the Company variable annuity contracts and variable life insurance policies using the Funds as an investment vehicle ("Contractholders") regarding the services performed by the Company that relate to the Funds;

(b) providing information to Adviser and Contractholders with respect to Fund shares attributable to Contractholder accounts;

(c) communicating directly with Contractholders concerning the Funds' operations; and

(d) providing such other similar services as Adviser may reasonably request pursuant to Adviser's agreement with the Funds to the extent permitted under applicable federal and state requirements.

1.   Services.

     (a) Providing services to Contractholders owners and participants under this Agreement shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Adviser. In consideration for providing services under this Agreement, the Adviser agrees to pay to the Company and the Company agrees to accept as full compensation for all services rendered hereunder an amount described in Schedule A attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.

     (a) For the purposes of computing the fee contemplated by this Section 2, the average aggregate amount invested by the Company over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares held by the Company) on each business day during the month and dividing by the total number of business days during each month.

     (b) The Fund will calculate the fee at the end of each month and will make such payment to the Company within 30 days thereafter. The reimbursement payment will be accompanied by a statement showing the calculation of the monthly amounts payable by the Adviser and such other supporting data as may be reasonably requested by the Company. Payment will be wired by the Adviser to an account designated by the Company.

4. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of the Adviser's misfeasance, bad faith or gross negligence in the performance of its duties.

5. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the Company's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

6.   Either party may terminate this Agreement, without penalty, (i) on sixty
     (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Fund, or if the Participation Agreement is terminated.

7. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

8. This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

9. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

To:       Aetna Life Insurance and Annuity Company
          151 Farmington Avenue
          Hartford, Connecticut  06156
          Attention:  Maria F. McKeon, Counsel

To:       Mitchell Hutchins Asset Management, Inc:
          1285 Avenue of the Americas
          New York, NY  10019
          Attention:  General Counsel

     Any notice, demand or other communication given in a manner prescribed in this Section 9 shall be deemed to have been delivered on receipt.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.

MITCHELL HUTCHINS ASSET MANAGEMENT, INC.


By:       /s/  Dianne E. O'Donnell
          -----------------------------------------------------------

Name:     Dianne E. O'Donnell

Title:    Senior Vice President


AETNA LIFE INSURANCE AND ANNUITY COMPANY


By:       /s/  Laurie M. LeBlanc
          -----------------------------------------------------------

Name:     Laurie M. LeBlanc

Title:    Vice President

                                   Schedule A


In consideration of the services provided by the Company, the Adviser agrees to pay the Company, effective January 1, 2000, an amount equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in the Fund under the Fund Participation Agreement.

Dated this 1st day of May, 1999.

MITCHELL HUTCHINS ASSET MANAGEMENT, INC.


By:       /s/  Dianne E. O'Donnell
          -----------------------------------------------------------

Name:     Dianne E. O'Donnell

Title:    Senior Vice President


AETNA LIFE INSURANCE AND ANNUITY COMPANY


By:       /s/  Laurie M. LeBlanc
          -----------------------------------------------------------

Name:     Laurie M. LeBlanc

Title:    Vice President